As filed with the Securities and Exchange Commission on October 8, 2020.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Spruce Biosciences, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	2834	81-2154263
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Spruce Biosciences, Inc.

2001 Junipero Serra Boulevard, Suite 640

Daly City, California 94014

(415) 294-1687

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Richard King

Chief Executive Officer

Spruce Biosciences, Inc.

2001 Junipero Serra Boulevard, Suite 640

Daly City, California 94014

(415) 294-1687

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kristin VanderPas Alexa Ekman Cooley LLP 101 California Street, 5th Floor San Francisco, California 94111 (415) 693-2000	Samir Gharib Chief Financial Officer Spruce Biosciences, Inc. 2001 Junipero Serra Boulevard, Suite 640 Daly City, California 94014 (415) 294-1687	Brian J. Cuneo Drew Capurro Latham & Watkins LLP 140 Scott Drive Menlo Park, California 94025 (650) 328-4600

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☒ (File No. 333-248924)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)
Common Stock, $0.0001 par value per share	1,150,000	$15.00	$17,250,000	$1,882

(1)

The Registrant previously registered securities on a Registration Statement on Form S-1, as amended (File No. 333-248924), which was declared effective on October 8, 2020. In accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), an additional 1,150,000 shares of common stock having a proposed maximum aggregate offering price of $17,250,000 are hereby registered, which includes an additional 150,000 shares that the underwriters have the option to purchase.

(2)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(a) under the Securities Act. The registration fee is based on the public offering price.
(3)	A registration fee of $10,038 was previously paid in connection with the filing of the Registration Statement on Form S-1 (File No. 333-248924).

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This Registration Statement (the “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) with respect to the registration of additional shares of common stock, par value $0.0001 per share (the “Common Stock”), of Spruce Biosciences, Inc. (the “Registrant”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement incorporates by reference the contents of, including all amendments and exhibits thereto, the Registration Statement on Form S-1, as amended (File No. 333-248924) (the “Prior Registration Statement”), which the Commission declared effective on October 8, 2020. This Registration Statement is being filed solely for the purpose of increasing the number of shares to be offered in the public offering by 1,150,000 shares of Common Stock, which includes 150,000 shares of Common Stock that may be sold pursuant to the underwriters’ option to purchase additional shares. The additional shares of Common Stock that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of the Registration Statement on Form S-1, as amended (File No. 333-248924), filed with the Commission on September 18, 2020 and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Daly City, California on October 8, 2020.

SPRUCE BIOSCIENCES, INC.

By:	/s/ Richard King
Name: Richard King
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard King Richard King	Chief Executive Officer and Director (Principal Executive Officer)	October 8, 2020

/s/ Samir Gharib Samir Gharib	Chief Financial Officer (Principal Financial and Accounting Officer)	October 8, 2020

* Michael Grey	Executive Chairman	October 8, 2020

* Tiba Aynechi, Ph.D.	Director	October 8, 2020

* Dina Chaya, Ph.D., C.F.A.	Director	October 8, 2020

* Jonas Hansson, M.Sc.	Director	October 8, 2020

* Bali Muralidhar, M.D, Ph.D.	Director	October 8, 2020

* Niall O’Donnell, Ph.D.	Director	October 8, 2020

* Camilla V. Simpson, M.Sc.	Director	October 8, 2020

* Daniel Spiegelman	Director	October 8, 2020

*By:	/s/ Richard King
Richard King
Attorney-in-Fact